Exhibit 3.4

RETAIL PROPERTIES OF AMERICA, INC.

ARTICLES SUPPLEMENTARY

Retail Properties of America, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company (the “Board of Directors”) by Article IV of the charter of the Company, as amended and supplemented (the “Charter”), and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors has authorized the reclassification of up to 165,000,000 (or more, in some circumstances) authorized but unissued shares of Class A Common Stock of the Company, par value $.001 per share (“Class A Common Stock”), into Class B-1 Common Stock, par value $.001 per share (the “Class B-1 Common Stock”), Class B-2 Common Stock, par value $.001 per share (the “Class B-2 Common Stock”), and Class B-3 Common Stock, par value $.001 per share (the “Class B-3 Common Stock” and, together with the Class B-1 Common Stock and Class B-2 Common Stock, the “Class B Common Stock”), each such class consisting of up to 55,000,000 (or more, in some circumstances) shares, and, pursuant to the powers contained in the Bylaws of the Company (the “Bylaws”) and the MGCL, appointed a committee (the “Committee”) of the Board of Directors and delegated to the Committee, to the fullest extent permitted by the MGCL and the Charter and Bylaws, among other things, all powers of the Board of Directors to (i) reclassify authorized by unissued shares of Class A Common Stock into Class B Common Stock within the limits established by the Board of Directors, (ii) determine and establish the terms of each of the Class B-1 Common Stock, the Class B-2 Common Stock and the Class B-3 Common Stock within limits established by the Board of Directors and (iii) approve and authorize the filing of these Articles Supplementary.

SECOND: The Committee has unanimously adopted resolutions reclassifying 165,000,000 shares of Class A Common Stock as 55,000,000 shares of Class B-1 Common Stock, 55,000,000 shares of Class B-2 Common Stock and 55,000,000 shares of Class B-3 Common Stock and establishing the terms of each of the Class B-1 Common Stock, the Class B-2 Common Stock and the Class B-3 Common Stock, which are set forth herein. The reclassification increases the number of shares classified as (i) Class B-1 Common Stock from no shares immediately prior to the reclassification to 55,000,000 shares immediately after the reclassification, (ii) Class B-2 Common Stock from no shares immediately prior to the reclassification to 55,000,000 shares immediately after the reclassification and (iii) Class B-3 Common Stock from no shares immediately prior to the reclassification to 55,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares of Class A Common Stock from 640,000,000 shares immediately prior to the reclassification to 475,000,000 shares immediately after the reclassification.

THIRD: Except as set forth in the immediately following sentence, the Class B Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Common Stock and shall be treated as Class A Common Stock under all provisions of the Charter, including without limitation, the provisions of Articles VI and IX. Each share of Class B Common Stock shall, automatically and without any action on the part of the holder thereof, convert into one (1) share of Class A Common Stock (as defined in the Charter) at the following times: (a) six (6) months following the date of initial listing of the Company’s Class A Common Stock on a national securities exchange (the “Listing Date”), in the case of Class B-1 Common Stock; (b) twelve (12) months following the Listing Date, in the case of Class B-2 Common Stock; and (c) eighteen (18) months following the Listing Date, in the case of Class B-3 Common Stock; provided, however, that at any time prior to the Listing Date the Board of Directors or an authorized committee thereof may by resolution elect to convert each share of any one or more classes of Class B Common Stock into one (1) share of Class A Common Stock as of any date following such date, in which case the Company will promptly provide notice to each holder of shares of such class notifying such holder of such conversion.

FOURTH: A description of the Class A Common Stock is contained in the Charter.

FIFTH: The Class B Common Stock has been reclassified and designated by the Board of Directors and the Committee under the authority contained in the Charter.

SIXTH: These Articles Supplementary have been approved by the Board of Directors and the Committee in the manner and by the vote required by law.

SEVENTH: The undersigned Chief Executive Officer and President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 20th day of March, 2012.

RETAIL PROPERTIES OF AMERICA, INC.

By:	/s/ Steven P. Grimes
Name:	Steven P. Grimes
Title:	Chief Executive Officer and President

ATTEST:

/s/ Dennis K. Holland
Dennis K. Holland
Secretary